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FOR IMMEDIATE RELEASE                          FOR FURTHER INFORMATION
                                               PLEASE CONTACT:

May 29, 1998                                   ROBERT UCCIFERRI, PRESIDENT
                                               AND CHIEF EXECUTIVE OFFICER, OR
                                               BARRY MOORE, EXECUTIVE VP
                                               AND CHIEF FINANCIAL OFFICER
                                               (714) 996-1800

                                 PRESS RELEASE

                           BYL BANCORP ANNOUNCES THE
              COMPLETION OF THE ACQUISITION OF THE DNB FINANCIAL AND
             CHANGE IN NAME OF OPERATING SUBSIDIARY TO BYL BANK GROUP

Yorba Linda, CA. - BYL Bancorp ("BYL") (NASDAQ NMS: BOYL), parent company of the Bank of Yorba Linda and DNB Financial ("DNB"), the parent company of De Anza National Bank, announced today the completion of the acquisition of DNB by BYL. Under the terms of the acquisition, DNB will be merged with and into BYL, and De Anza National Bank will be merged with the Bank of Yorba Linda. The transaction will be accounted for as a pooling of interests through a tax-free exchange of BYL shares of common stock for all outstanding shares of DNB common stock.

Under the final terms of the merger, each share of DNB common stock will be exchanged for 4.1162 shares of BYL common stock resulting in the issuance of approximately 956,699 shares of BYL common stock to the shareholders of DNB. Based upon the BYL closing price on May 28, 1998 of $22.00 per share, the transaction has an aggregate value of $21,047,390.

Additionally, effective June 3, 1998, the name of the Bank of Yorba Linda will be changed to BYL Bank Group and both the Mortgage and SBA Divisions of the Bank will operate under the name of the Bank of Yorba Linda, a division of BYL Bank Group.

Robert Ucciferri, President and Chief Executive Officer of BYL, stated "The combination with DNB significantly enhances and expands our Bank's franchise from its existing Orange County base into the contiguous Riverside County market. With the former De Anza organization, we are now a $270 million total asset bank with $23,137,000 in equity capital, 8 full-service banking centers, two divisional loan origination offices and mortgage loan origination offices in the states of Utah and Washington. With the issuance of new BYL shares in the acquisition, we will have over 2.5 million shares outstanding resulting in a total market capitalization of more than $55 million. This represents a dramatic change from less than two years ago when we were a two branch, $55 million total asset bank whose 346,000 shares of infrequently-traded stock represented a total market capitalization of only about $2 million. Today, we are a highly-profitable, well capitalized institution with a liquid stock and a substantial total market capitalization. Additionally, we have a significant community banking franchise in attractive, growing markets well positioned to take advantage of the expanding Southern California economy."

Neil Hatcher, the former President and Chief Executive Officer of DNB, stated "We are pleased to have become a part of the very successful BYL organization. Our shareholders are looking forward


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PRESS RELEASE - May 29, 1998
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to being BYL shareholders and participating in the outstanding success which
BYL has posted for its shareholders. Additionally, the BYL Bank Group's community orientation brings to our retail customers the top quality service and products they expect and deserve."

BYL Bancorp is a California corporation headquartered in Yorba Linda, California whose principal operating subsidiary is the BYL Bank Group. The Bank Group's primary market area is Orange and Riverside Counties, California in which it operates eight full-service banking centers and two divisional loan origination offices. Additionally, the Bank Group has mortgage loan origination offices in Utah and Washington state. The Bank Group specializes in originating and selling nonconforming and conforming residential real estate loans and Small Business Administration ("SBA") guaranteed loans. The shares of common stock of BYL Bancorp trade on the NASDAQ National Market System under the symbol "BOYL".






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